Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL AND OPERATING RESULTS; EXTENSION AND AMENDMENT OF REVOLVING CREDIT FACILITY

CHATTANOOGA, TENNESSEE – January 30, 2013 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the fourth quarter and year ended December 31, 2012, as well as an extension and amendment of its revolving credit facility.

Highlights for the quarter included the following:

•	Total revenue of $177.5 million, an increase of 9.6% compared with the fourth quarter of 2011;
•	Freight revenue of $140.0 million (excludes revenue from fuel surcharges), an increase of 9.8% compared with the fourth quarter of 2011;
•	Operating income of $5.1 million and an operating ratio of 96.3%, compared with operating income of $1.2 million and an operating ratio of 99.1% in the fourth quarter of 2011; and
•	Net income of $1.5 million, or $0.10 per share, compared with net loss of $2.2 million, or ($0.15) per share in the fourth quarter of 2011.

For the year ended December 31, 2012, total revenue increased 3.3%, to $674.3 million from $652.6 million for 2011.  Freight revenue, which excludes revenue from fuel surcharges, increased 3.3%, to $529.1 million in 2012 from $512.0 million in 2011.  The Company reported net income of $6.1 million, or $0.41 per share, for 2012 compared to a net loss, including impairment charges, of $14.3 million, or ($0.97) per share in 2011.  On a non-GAAP basis, without impairment charges, the Company’s net loss would have been $4.9 million, or ($0.33) per share for 2011.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments: “Our fourth quarter results marked continued year-over-year improvement in our financial and operating performance.  Consistent with our strategic plan, we allocated assets toward refrigerated and high-value team operations, reduced exposure to solo dry van operations, and increased our use of owner-operators.  In addition, substantial focus on yield management, equipment control, and our drivers’ employment experience contributed to a significant increase in asset productivity.  As a result, our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) improved approximately 350 basis points versus the 2011 quarter, while our balance sheet leverage improved.

For the quarter, total revenue in our asset-based operations increased to $170.2 million, an increase of $14.9 million compared with the fourth quarter of 2011.  This increase consisted of higher freight revenues of $11.9 million and higher fuel surcharge revenue of $3.0 million.  The $11.9 million increase in freight revenues related to a 14.0% increase in average freight revenue per tractor per week, partially offset by a 3.6% decrease of our average tractor fleet.

“Average freight revenue per tractor per week increased to $3,509 during the 2012 quarter from $3,079 during the 2011 quarter.  Average freight revenue per total mile increased by 11.2 cents per mile (or 7.9%) compared to the 2011 quarter and average miles per unit increased by 5.6%.  The main factors impacting the improved utilization were a 175 basis point increase in the percentage of our fleet comprised of team-driven tractors and improved use of technology.  Our non-revenue miles percentage increased by approximately 30 basis points compared with the 2011 quarter.  As of December 31, 2012, less than 4% of our fleet lacked drivers, compared with approximately 6% at December 31, 2011.

“We experienced cost pressure in several areas.  Salaries, wages and related expenses increased approximately 4.8 cents per mile due to higher workers’ compensation expense, higher incentive compensation, and employee pay adjustments since the fourth quarter of 2011, offset partially by decreases due to a higher percentage of owner-operators.  Owner-operator expense (reflected as purchased transportation) increased approximately 3.2 cents per mile on a total mile basis compared with the 2011 quarter.  This reflects a combination of higher rates, including fuel surcharge compensation and an increase in owner-operator miles as a percentage of our total miles to 9.0% in the 2012 quarter from 6.8% in the 2011 quarter.  We are continuing our objective of growing our owner-operator fleet as a percentage of our total fleet.  Increasing owner-operator capacity has shifted (and assuming all other factors remain equal is expected to continue to shift) expenses to the purchased transportation line item with offsetting reductions in employee driver wages and related expenses, net fuel, maintenance, and capital costs.

“Net fuel cost (fuel and fuel tax, less fuel surcharge revenue, including fuel surcharges associated with miles operated by owner-operators) provided a significant benefit during the 2012 quarter, improving by approximately 3.4 cents per company mile compared with the fourth quarter of 2011.  Fuel prices as measured by the Department of Energy averaged approximately $0.15/gallon higher in the fourth quarter of 2012 compared with the 2011 quarter.  Higher fuel prices were offset by improved fuel economy, benefits from fuel hedging, and improved fuel surcharge recovery.  We expect to continue managing our idle time and truck speeds, investing in more fuel-efficient tractors, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs.  Gains from hedging transactions were $850,000 in the 2012 quarter compared with $319,000 in the 2011 quarter.  We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in positive or negative results in any given quarter.

“The increase in owner-operator miles as a percentage of total miles, together with our accounting for owner-operator settlements and fuel surcharges, affect our purchased transportation and net fuel expense.  We generally compensate owner-operators on a per mile basis that includes a base rate plus additional amounts associated with activities and fuel surcharges.  The total amount paid to our owner-operators is recorded in purchased transportation.  We do not net the fuel surcharges we collect from customers against purchased transportation (even though a similar amount is passed through to owner-operators); instead these amounts are netted against fuel expense and reduce that line item when we calculate net fuel costs.  Fuel surcharge recovery from miles operated by owner-operators was approximately $3.4 million in the 2012 quarter compared with approximately $2.3 million in the 2011 quarter.

“Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by approximately $1.1 million.  This was primarily attributable to a decrease in company-owned tractors and trailers due to fleet downsizing and greater use of owner-operators, offset partially by $0.6 million less gain on sale of revenue equipment and a $1.1 million increase to revenue equipment rentals in the 2012 quarter.

“Insurance and claims per mile cost increased to 10.9 cents per mile in the fourth quarter of 2012 from 9.9 cents per mile in the fourth quarter of 2011.  The increase primarily related to a greater number of claims for accidents incurred during the fourth quarter of 2012 as compared to the prior year quarter.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “For the quarter, Solutions’ total revenue increased 9.2% to $7.3 million from $6.7 million in the same quarter of 2011.  Operating loss was approximately $368,000 for an operating ratio of 105.0%, compared with operating income of $364,000 and an operating ratio of 94.5% in the fourth quarter of 2011.  Solutions’ gross margins weakened slightly as purchased transportation was 78.8% of total revenue in the current quarter, compared with 78.0% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 26.3% of total revenue in the fourth quarter of 2012 from 16.5% of total revenue in the fourth quarter of 2011.  The increase in expenses primarily relates to investing in additional personnel, locations and related startup expenses that are expected to expand the capacity and range of services offered to our customers and carrier base in future periods.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company’s Senior Vice President and Chief Financial Officer, added the following comments: “At December 31, 2012, our total balance sheet debt and capital lease obligations, net of cash, were $168.1 million, our stockholders’ equity was $94.7 million, and our tangible book value was $94.1 million, or $6.38 per basic share.  At December 31, 2012, our ratio of net debt to total balance sheet capitalization was 64.0%.  Also at December 31, 2012, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $74.3 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2011, the Company’s balance sheet debt and capital lease obligations, net of cash, has decreased by $70.5 million, while the present value of financing provided by operating leases increased by approximately $16.0 million.

“In 2012, we took delivery of approximately 425 tractors and disposed of approximately 650 tractors.  Our current tractor fleet plan for 2013 includes the disposal of approximately 650 used tractors, the delivery of approximately 600 new company tractors, and the on-boarding of additional owner-operators to increase our total fleet size by an average of approximately 50 tractors for 2013.  With a relatively young average company tractor fleet age of 25 months at December 31, 2012, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other available financing to fund our expected revenue equipment purchases in 2013.  Our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.7 million of pre-tax income in the fourth quarter.”

Overview of Extension and Amendment of Revolving Credit Facility
“We are pleased to announce the extension and amendment of our revolving credit facility with Bank of America and J.P. Morgan, with an effective date of December 31, 2012.  Highlights of the amendment are as follows:

•	Maturity extended three years to September 2017
•	Commitment increased $10.0 million to $95.0 million
•	Fixed charge coverage tested only if excess revolver availability is less than $11.9 million
•	Leverage ratio coverage eliminated
•	Minimum availability requirement of $15.0 million eliminated
•	Pricing grid reduced with effectiveness at December 31, 2012

We expect at least $500,000 of annual interest savings as well as additional financial flexibility to result from the amendment.  Giving effect to the amendment’s terms, proforma borrowing availability under the revolving facility at December 31, 2012 (assuming the $39.6 million in letters of credit and approximately zero borrowings outstanding at such date) would have been $52.7 million.”

Outlook
Mr. Parker commented on the outlook for 2013:  “We expect continued progress in operations and in reducing our aggregate balance sheet and off-balance sheet obligations.  Freight results for the first three weeks of January 2013 give us confidence of continued meaningful revenue statistics over year ago.  However, based on the gain from sale of real estate in the first quarter of 2012 and a small number of significant claims incurred in early 2013, we expect earnings comparisons in the first half of 2013 to be negative compared with 2012, then becoming positive in the second half of 2013.  Excluding the approximately 10 cent per share gain from sale of real estate during 2012, we expect earnings per share for 2013 to increase meaningfully over 2012.”

Conference Call Information
The Company will host a live conference call tomorrow, January 31, 2013, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 22966474.  In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon “Audio Archives”.  For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States.  The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company.  The Company’s Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our management of idle time and truck speeds, investment in more fuel-efficient tractors, implementation of fuel hedges and fuel surcharges, equipment purchases and disposals, interest savings under the amended credit facility, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management’s estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers’ business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                 (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                        (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Ended Dec 31,
($000s, except per share data)	2012	2011	% Change	2012	2011	% Change
Freight revenue	$139,999	$127,496	9.8%	$529,080	$512,026	3.3%
Fuel surcharge revenue	37,496	34,457		145,174	140,601
Total revenue	$177,495	$161,953	9.6%	$674,254	$652,627	3.3%

Operating expenses:
Salaries, wages, and related expenses	58,035	52,496		217,080	211,169
Fuel expense	49,667	49,396		194,841	208,693
Operations and maintenance	11,574	11,074		45,265	43,585
Revenue equipment rentals and
purchased transportation	23,190	18,116		85,010	63,353
Operating taxes and licenses	2,746	3,013		11,043	12,148
Insurance and claims	9,436	8,480		33,707	36,163
Communications and utilities	1,234	1,242		4,809	5,137
General supplies and expenses	4,493	4,207		16,068	15,627
Depreciation and amortization, including gains and
losses on disposition of property and equipment	11,971	12,770		43,222	46,274
Goodwill impairment charge	-	-		-	11,539
Total operating expenses	172,346	160,794		651,045	653,688
Operating income (loss)	5,149	1,159		23,209	(1,061)
Other (income) expenses:
Interest expense	2,769	4,085		12,697	16,208
Interest income	-	-		-	(32)
Other	6	(39)		(13)	(123)
Other expenses, net	2,775	4,046		12,684	16,053
Equity in income of affiliate	650	200		1,875	675
Income (loss) before income taxes	3,024	(2,687)		12,400	(16,439)
Income tax expense (benefit)	1,571	(442)		6,335	(2,172)
Net income (loss)	$1,453	$(2,245)		$6,065	$(14,267)

Basic earnings (loss) per share	$0.10	$(0.15)		$0.41	$(0.97)
Diluted earnings (loss) per share	$0.10	$(0.15)		$0.41	$(0.97)
Basic weighted average shares outstanding (000s)	14,758	14,720		14,742	14,689
Diluted weighted average shares outstanding (000s)	14,915	14,720		14,808	14,689

	Three Months Ended Dec 31,			Year Ended Ended Dec 31,
	2012	2011	% Change	2012	2011	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$132,689	$120,804	9.8%	$502,812	$484,651	3.7%
Covenant Transport Solutions non-asset based revenues	7,310	6,692	9.2%	26,268	27,375	-4.0%
Freight revenue	$139,999	$127,496	9.8%	$529,080	$512,026	3.3%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.708	$1.578	8.3%	$1.633	$1.527	6.9%
Average freight revenue per total mile	$1.533	$1.421	7.9%	$1.471	$1.382	6.4%
Average freight revenue per tractor per week	$3,509	$3,079	14.0%	$3,322	$3,069	8.2%
Average miles per tractor per period	30,082	28,482	5.6%	118,103	115,775	2.0%
Weighted avg. tractors for period	2,877	2,986	-3.6%	2,895	3,029	-4.4%
Tractors at end of period	2,884	2,978	-3.2%	2,884	2,978	-3.2%
Trailers at end of period	6,904	7,361	-6.2%	6,904	7,361	-6.2%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2012	12/31/2011
Total assets	$400,232	$439,825
Total equity	$94,673	$87,055
Total balance sheet debt, net of cash	$168,098	$238,616
Net Debt to Capitalization Ratio	64.0%	73.3%
Tangible book value per basic share	$6.38	$5.85

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